                                                                     EXHIBIT 3B


                             VISTA CAPITAL ADVANTAGE
                   VARIABLE ANNUITY CONTRACT SELLING AGREEMENT

This Agreement, dated ____________________, ___________, is by and among
Anchor National Life Insurance Company ("Insurer"), Vista Broker/Dealer Services, Inc, ("Distributor") and


------------------------------
("Broker/Dealer")


------------------------------
("General Agent")


If permitted by state law, the Broker/Dealer and the General Agent may be the same person or entity. If Broker/Dealer and General Agent are the same person or legal entity, such person or legal entity shall have the rights and obligations hereunder of both Broker/Dealer and General Agent and this Agreement shall be binding and enforceable by and against such person or legal entity in both capacities. If Broker/Dealer and General Agent are not the same person or legal entity, Broker/Dealer and General Agent shall not have the other entity's authority and shall not be responsible for the other entity's duties hereunder, except as provided in Section 4 hereof.

This Agreement is for the purpose of arranging for the distribution of certain variable annuity contracts to be issued by the insurer and for which Distributor is distributor through sales people who are licensed agents of the Insurer and associated with General Agent and are also registered representatives of Broker/Dealer (each, a "Subagent").

In consideration of the mutual promises and covenants contained in this Agreement the Insurer and Distributor appoint Broker/Dealer and General Agent and their Subagents to solicit and procure applications for Vista Capital Advantage variable annuity contracts issued by the Insurer (the "Contracts"). This appointment is not deemed to be exclusive in any manner and only extends to those jurisdictions where the Contracts have been approved for sale. In this regard, Broker/Dealer and General Agent may rely on written notification, as revised from time to time, provided by Insurer. Applications shall be taken only on preprinted application forms supplied by the Insurer or such other form as may be approved by the Insurer. All completed applications, supporting documents and initial and subsequent payments are the sole property of the Insurer and must be promptly remitted, and in any event not later then two business days after receipt, to the Insurer at such address as it may from time to time designate. All applications are subject to acceptance by Insurer in its sole discretion. All money payable in connection with any of the Contracts, whether as premium, purchase payment or otherwise and whether paid by or on behalf of any Contract owner or anyone else having an interest in a Contract, is the property of Insurer and shall be transmitted immediately in accordance with the administrative procedures of Insurer furnished by Insurer to Broker/Dealer and General Agent.

1.  Subagents

General Agent is authorized to recommend for appointment Subagents to solicit sales of the Contracts. General Agent is responsible for investigating the character, work experience and background of any proposed Subagent prior to recommending appointment by Insurer. No Subagent shall solicit applications or otherwise act on behalf of Insurer until General Agent receives notice that Subagent has been properly appointed by Insurer. Broker/Dealer and General Agent are responsible for ensuring that their Subagents (1) offer and sell only the Contracts, and (2) unless agreed to with Insurer in writing in another selling agreement, are not authorized to offer and sell any other variable annuity contracts issued by Insurer. Insurer shall be responsible for state insurance law filings required with respect to the initial appointment of General Agent and Subagents and shall pay all filing fees required under such laws by reason of such appointment. General Agent is responsible for supervising the insurance solicitation activities of its Subagents and for assuring that Subagents are property licensed and in compliance with all applicable Federal, state and local laws and regulations governing insurance activities and all rules and procedures of Insurer. Insurer reserves the right to refuse to appoint any proposed Subagent and to terminate any relationship with any Subagent, with of without cause, at any time. By submitting a Subagent for appointment, General Agent and Broker/Dealer warrant that: (1) such Subagent is recommended for appointment; (2) such Subagent is fully licensed under applicable laws to transact business with Insurer and is a duty registered representative of Broke/Dealer and (3) all background investigations required by state and federal laws have been made with respect to such Subagent.

2.  Sales Material

General Agent and Broker/Dealer and the Subagents shall not use any written or audio-visual sales material (including prepared script for oral presentations) in connection with the sales of the Contracts or solicitations thereof, unless such material has been provided by, or approved in writing in advance of such use by, the Insurer and Distributor. In accordance with the requirements of Federal law and certain state laws, General Agent and Broker/Dealer shall maintain complete records indicating the manner and extent of distribution of any such solicitation material. This material shall be made available to appropriate federal and state regulatory agencies as required by law or regulation and to Distributor and Insurer upon written request. General Agent and Broker/Dealer jointly and severally hold the Insurer, Distributor and their respective affiliates harmless from any liability arising from the use of any material which has not been provided specifically approved in writing by Insurer and Distributor.

3.  Prospectuses

For any Contract which is a registered security, Broker/Dealer and General Agent warrant that solicitation by Broker/Dealer, General Agent and every Subagent will be made by use of a currently effective Prospectus, that a Prospectus will be delivered concurrently with each sales presentation and that no statements shall be made to a client superseding or controverting or otherwise inconsistent with any statement made in the Prospectus. Insurer and Distributor shall furnish Broker/Dealer and General Agent, at no cost to Broker/Dealer or General Agent, reasonable quantities of currently effective Prospectuses.

4.  Broker/Dealer and Insurance Agent Compliance

Broker/Dealer will fully comply with the requirements of the National Association of Securities Dealers, Inc. (the "NASD) and of the Securities Exchange Act of 1934 and such other applicable Federal or state laws and will establish rules, procedures, supervisory and inspection techniques as necessary to diligently supervise the activities of its registered representatives who are Subagents and their compliance with applicable federal and state securities laws, rules and regulations and NASD rules. Upon request by Insurer or Distributor, Broker/Dealer will furnish appropriate records as are necessary to establish diligent supervision. General Agent will fully comply with the requirements of applicable state insurance laws and regulations and will maintain all books and records and file all reports required thereunder to be maintained or filed by a licensed insurance agent. If Broker/Dealer and General Agent are not the same person or legal entity, Broker/Dealer and General Agent shall comply with the terms and conditions of no-action letters made publicly available by the staff of the SEC regarding the non-registration as a broker-dealer under the 1934 Act, of a corporation licensed as an insurance agent and associated with a registered broker-dealer.

Neither Broker/Dealer, General Agent nor any Subagent shall solicit an application from, or recommend the purchase of a Contract to an applicant without having reasonable grounds to believe, in accordance with, among other things, applicable regulations of any state insurance commission, the SEC and the NASD, that such purchase is suitable for the applicant. While not limited to the following, a determination of suitability shall be based on information supplied after a reasonable inquiry concerning the applicant's insurance and investment objectives and financial situation and needs.

Unless required by a determination of suitability, neither Broker/Dealer, General Agent nor any Subagent shall encourage a purchaser of a Contract to surrender or exchange his Contract in order to purchase another insurance policy or contract.

Broker/Dealer and General Agent shall promptly notify Insurer and Distributor of any written customer complaint or notice of any regulatory Investigation or proceeding received by Broker/Dealer, General Agent or Subagent relating to a Contract or any activities undertaken in connection with this Agreement.

5.  Indemnification

In addition to any indemnification obligation under any other provision of this Agreement or otherwise, Broker/Dealer and General Agent jointly and severally agree to hold harmless and indemnify Distributor, the Insurer and their respective affiliates against any and all claims, liabilities and expenses which any such party may incur from liabilities (including reasonable attorney fees and related expenses) arising from the actions or omissions, violations of law or failure to comply therewith, of Broker/Dealer, General Agent, their Subagents and other associated persons.

6.  Fidelity Bond

Broker/Dealer and General Agent each represent that all directors, officers, employees, and Subagents licensed pursuant to this Agreement or who have access to funds of the Insurer are and will continue to be covered by a blanket fidelity bond including coverage for larceny, embezzlement or any other defalcation, issued by a reputable bonding company. This bond shall be maintained at Broker/Dealer's and General Agent's expense. Such bond shall be at least equivalent to the minimal coverage required under the NASD Rules of Fair Practice, endorsed to extend coverage to life insurance and annuity transactions. Broker/Dealer and General Agent acknowledge that the Insurer may require evidence that such coverage is in force and Broker/Dealer and General Agent shall promptly give notice to the Insurer of any notice of cancellation or change of coverage.

Broker/Dealer and General Agent each assign any proceeds received from the fidelity bond company to the Insurer to the extent of the Insurer's loss due to activities covered by the bond. If there is any deficiency, Broker/Dealer and General Agent will promptly pay the insurer that amount on demand and Broker/Dealer and General Agent jointly and severally indemnify and hold harmless the Insurer from any deficiency and from the cost of collection.

7.  Limitations of Authority

The Contract forms are the sole property of the Insurer. No person other than the Insurer has the authority to make, alter or discharge any policy, Contract, certificate, supplemental contract or form issued by the Insurer. No person other than the Insurer has the right to waive any provision with respect to any contract or policy. No person other than the Insurer has the authority to enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of the Insurer.

8.  Market Timer Program

Insurer has available a Market Timer Program which allows a market-timer service to effect multiple transfers or other transactions. Broker/Dealer or its Subagents desire to use this program, they may do so only by executing a Market Timer Agreement. This Agreement specifies that if the impact of processing exchange transactions received from all outside sources is deemed to be injurious to one of Insurer's separate accounts or a subaccount thereof, then Insurer in its sole discretion may elect not to process the exchanges. Insurer will notify the Service of the inability to process the requested exchange.

9.  Representations and Warranties

Each party hereto represents and warrants to each other party, as follows:

(i) It is duty organized, validly existing and in good standing under the laws of the state of its incorporation or other corresponding applicable law and has all requisite corporate power to carry on its business as now being conducted and to perform its obligations as contemplated by this Agreement.

(ii) As of the date this Agreement becomes effective, (as defined in Paragraph 10 below) it will have all licenses, approvals, permits and authorizations of, and registrations with, all authorities and agencies, including non-governmental self-regulatory agencies, required under all federal, state, and local laws and regulations to enable it to perform its obligations as contemplated by this Agreement.

(iii) It has all requisite corporate power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action and this Agreement constitutes the legal, valid and binding agreement of such party, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and general principles of equity.

(iv) Except as provided in this Agreement, no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with any governmental or regulatory authority (including, without limitation, any non-governmental regulatory agencies or authorities) is required to be obtained by it for the consummation of the transactions contemplated in this Agreement.

10.  General Provisions

(a)  Effectiveness

This Agreement shall be effective, with respect to any Contract which is a registered security, on the date that the registration statement containing the Prospectus for such Contract is declared effective.

(b)  Waiver

Waiver by any of the parties to promptly insist upon strict compliance with any of the obligations of any other party under this Agreement will not be deemed to constitute a waiver of the right to enforce strict compliance.

(c)  Independent Contractors

Broker/Dealer, General Agent and Subagents are independent contractors and not employees or subsidiaries of Distributor or the Insurer.

(d)  Independent Contractors

No assignment of this Agreement or of commissions or other payments under this Agreement shall be valid without the prior written consent of the Insurer and the Distributor.

(e)  Notice

Any notice pursuant to this Agreement shall be mailed, postage paid, to the last address communicated by the receiving party to the other parties to this Agreement.

(f)  Severability

To the extent this Agreement may be in conflict with any applicable law or regulation, this Agreement shall be construed in a manner not inconsistent with such law or regulation. The invalidity or illegality of any provision of this Agreement shall not be deemed to effect the validity or legality of any other provision of this Agreement.

(g)  Amendment

This Agreement may be amended by the Insurer and the Distributor in a writing duly executed by the Insurer and the Distributor. The submission of an application for the Contracts by Broker/Dealer of General Agent five or more business day after notice of any such amendment has been sent to the other parties shall constitute agreement to such amendment.

(h)  Termination

This Agreement may be terminated by any party upon written notice to the other parties and termination shall be effective immediately.

(i)  California Law

This Agreement shall be construed in accordance with the laws of the State of California.

11.  RapidApp Program (Optional)

If applications are transmitted to the Insurer pursuant to the Insurer's RapidApp Program, the following provisions shall apply to such applications and Contracts issued pursuant to the RapidApp Program.

(a) Broker/Dealer and General Agent will agree and will require each subagent to agree to communicate with owners of the Contracts issued through the RapidApp Program in order to obtain and deliver to the Insurer the signed confirmation for the Contract. Broker/Dealer and General Agent each further agree to provide any assistance or cooperation required to enforce a Contract issued under the RapidApp Program which shall include, but not be limited to, providing the Insurer access to recordings of telephone conversations with customers of Broker/Dealer or General Agent containing their consent to the purchase of Contracts, or providing statements or affidavits from such Subagents as to the customer's consent to the making of the Contract.

(b) In the event the owner of a Contract repudiates or rescinds the Contract and the Insurer, in its sole discretion, waives any surrender charges, the full commission paid by the Insurer will be returned to the Insurer upon demand or, in the absence of such demand, charged back to the recipient of the commission. In addition, all amounts equal to any market loss arising from such rescission or repudiation will be paid by Broker/Dealer or General Agent on demand, or in the absence of such demand, charged back to Broker/Dealer or General Agent.

(c) Broker/Dealer and General Agent each agree that it will be solely responsible for the transmission or failure of transmission of application information to the Insurer. Broker/Dealer and General Agent each warrant that all application information will be accurate and can be relied upon by the Insurer.

(d) Broker/Dealer and General Agent each agree to pay the insurer all amounts equal to any market loss resulting from the misallocation of the initial purchase payment into the subaccounts, which misallocation was the result of Insurer relying on Broker/Dealer's, General Agent's, or their Subagents' application information. In the absence of a demand for payment, such amounts shall be charged back to Broker/Dealer or General Agent.

(e) Broker/Dealer and General Agent each agree that their representatives or Subagents who are resident and licensed in those jurisdictions approved by the Insurer may submit applications to the Insurer pursuant to the RapidApp Program and agree to the provisions of this paragraph 11. Broker/Dealer and General Agent acknowledge that agreeing to the provisions of this paragraph 11 does not require their Subagents to submit all applications to the Insurer pursuant to the RapidApp Program.

12.  Commissions

Commissions payable under this Agreement shall be paid by Insurer. Broker/Dealer and General Agent acknowledge and agree that they shall have no claim against Distributor for commissions hereunder or Insurer's failure to pay commissions in accordance with the terms and conditions of this Agreement. In no event shall the Insurer or Distributor be liable for the payment of any commissions with respect to any solicitation made, in whole or in part, by any person not appropriately licensed and registered prior to the commencement of such solicitation.

If a Contract is returned to the Insurer pursuant to the "Free Look" provision of the Contract, the full commission paid by the Insurer hereunder will be unearned and shall be returned to the Insurer upon demand or, in the absence of such demand, charged back to the Broker/Dealer and General Agent of the commission, Broker/Dealer and General Agent agree to promptly deliver Contracts and hold the Insurer and Distributor harmless from and against any claim arising from market loss resulting from late delivery by Broker/Dealer, General Agent or a subagent to the owner of the Contract.

Further, with respect to any Contract that is rescinded by the Insurer, as determined by the Insurer in its sole discretion or if the Insurer otherwise determines that a commission has not been earned, 100% of such unearned commission will be returned to the Insurer upon demand or, in the absence of such demand, charged back to the recipient of the commission.

Notwithstanding anything to the contrary below, the Insurer reserves the right to determine in its sole discretion commissions different than those set forth below with respect to any Contract, or group of Contracts which the Insurer in its sole discretion deems to be a single case, which at the time of application submission is purchased with an initial payment of greater than $500,000.

With respect to Contracts issued to persons age 80 or younger (at date of issue), commissions will be paid pursuant to one or more of the options set forth below ("Commission Option"), as selected by Broker/Dealer or General Agent. If more than one Commission Option is chosen, Broker/Dealer and General Agent agree that the their Subagents may select from the specified Commission Options at the time a Contract is sold, which selection may not be changed at a later time, Broker/Dealer and General Agent may also allow specified Subagents to utilize a Commission Option other than what is selected below by completing an Exception Sheet for such Subagents and attaching it hereto. Broker/Dealer and General Agent may from time to time amend an Exception Sheet by sending it to the Insurer, which amendment will become effective upon the Insurers receipt. If more than one Commission Option is selected, Broker/Dealer or General Agent must also specify a "default' Commission Option, which will apply in the event the Subagent does not select a Commission Option at the time of the sale of a Contract. If Broker/Dealer or General Agent do not specify a "default" Commission Option, the "default" Commission Option shall be Option B.

Commission will be paid in the amount indicated as a percentage of the aggregate purchase payments received and accepted by the Insurer with complete application information and documentation as required by the Insurer or as a subsequent purchase payment under a Contract after the Contract is in force.

If a "trail" commission is indicated, the annual trail commission in the amount shown will be payable in quarterly installments on each Contract that has been in force for 15 months or more. At the end of each quarter, commencing with the end of the 15th month following the issue date of the Contract, the Insurer will determine the Contract value. The trail commission installment for each such quarter will be the percentage shown of the Contract value as of the end of such quarter. The trail commission for a quarter is not payable on any Contract that has been surrendered, annuitized or under which a death benefit has been paid during that quarter.

Option A:
                             Commission
-----
                               5.50%

-------------------------
Signature


Option B:                                       Trail
                             Commission      Installment
_____                                      Annual   Quarterly

                                4.75%       .20%      .05%
-------------------------
Signature


Option C:                                       Trail
                             Commission      Installment
_____                                      Annual   Quarterly

                                1.75%       .75%     .1875%
-------------------------
Signature


Option D:                                   Months           Trail
                                            Contract      Installment
_____                         Commission    In Force    Annual   Quarterly

                                2.00%        15-24       .50%       .125%
_________________________                    27-38       .60%       .15%
                                             39-42       .70%       .175%
                                             51 &        .80%       .20%
                                           Thereafter

If more than one Commission Option has been selected, a "default" Commission Option must be selected below: (choose one only; if none is specified, the "default" option shall be Option B):


     _____ Option A ______________________________
                     Signature


     _____ Option B ______________________________
                     Signature


     _____ Option C ______________________________
                     Signature


     _____ Option D _______________________________
                     Signature


With respect to Contracts sold to persons age 81 and older (at date of issue), commissions will be paid in the amount of 2.50% of the aggregate purchase payments received and accepted by the Insurer with complete application information and documentation as required by the Insurer of as a subsequent purchase payment under a Contract after the Contract is in force.

Broker/Dealer and General Agent shall be solely responsible for the payment of any compensation to Subagents and any tax reporting applicable thereto.

Broker/and General Agent shall be solely responsible for any expenses incurred by either of them or any Subagents in connection with carrying out their duties and obligations under this Agreement or applicable law.

IN WITNESS WHEREOF, this Agreement has been executed by duly authorized representatives of the parties to this Agreement as of the date set forth above.

ANCHOR NATIONAL LIFE INSURANCE COMPANY


By: __________________________________
Its: Senior Vice President


VISTA BROKER-DEALER SERVICES, INC.


By: __________________________________
Its:


--------------------------------------
BROKER/DEALER NAME (Please Print)


By: __________________________________
Its:


Check here if your Subagents
will participate in RapidApp


By: __________________________________
Its:


_____ Yes


--------------------------------------
General Agent


_____ No


By: __________________________________
Its: